Exhibit 10.1

Execution Copy

August 24, 2007

Jan H. Egberts, M.D.

210 Arreton Road

Princeton, NJ 08540

Re:	Separation, Consulting and General Release Agreement

Dear Dr. Egberts:

This letter represents the agreement between NovaDel Pharma Inc. (“NovaDel Pharma” or the “Company”) and Jan H. Egberts, M.D. (“you”) with respect to the July 25, 2007 termination of your employment (the “Agreement”). The effective date of this Agreement is July 25, 2007 (the “Effective Date”). Except as expressly set forth herein, the Employment Agreement between the parties dated September 26, 2005 (the “Employment Agreement”) is hereby terminated.

1.	Consulting Services, Compensation and Benefits.

(a)          Services to be Provided. Upon the terms and subject to the conditions of this Agreement, you shall be engaged by the Company as an independent contractor, and not as an employee, to render the services described on Exhibit A attached hereto and made a part hereof (the “Services”), and you hereby accept such engagement. The Services shall be performed by you from time to time during the Term, as hereinafter defined, upon the reasonable request of the Company in accordance with the business needs of the Company (all requests for Services hereunder shall be upon reasonable notice (such notice to be verbal or in writing (by U.S. Mail, facsimile or email)) except that in no event shall you perform greater than forty (40) hours of Services per calendar month during the Term and all such requests for Services hereunder shall be for a minimum of four (4) hours a day. Notwithstanding the foregoing, the parties agree that there is no minimum hour requirement for Services rendered hereunder in order for Dr. Egberts to receive the fees described in Section 1(c) below.

(b)          Term. Beginning on the Effective Date, this Agreement, with respect to the Services and certain other provisions herein, shall remain in effect until July 25, 2008 (the “Term”). Upon expiration of the Term, any additional services to be provided by you to the Company shall be by mutual agreement.

(c)	Compensation.

(i)           Fees. NovaDel Pharma will pay you for Services rendered and for making yourself available to render Services at a rate of $363,000 per annum, payable in equal bi-weekly installments during the Term. Upon the first normal payroll date for NovaDel Pharma following execution of this Agreement, you will receive the first payment in the pre-tax amount of $13,961.54, which will be paid on the Company’s payroll dates. Payments shall cease when the payments made to you total $363,000. You will be wholly responsible for the payment of taxes and any reporting requirements for any and all payments made under this Agreement, except that NovaDel Pharma shall make all reporting requirements to the extent required by law or otherwise in accordance with its regular practices. All reasonable and documented out-of-pocket expenses incurred by you for travel other than to and from NovaDel Pharma’s headquarters in connection with Services performed hereunder shall be pre-approved by NovaDel Pharma for any amounts in excess of $100.00 and shall be reimbursed upon presentation of receipts.

(ii)          Option Acceleration and Extension. Each option previously granted to you which is outstanding as of the Effective Date but not otherwise vested and exercisable for all the shares subject to that option will immediately vest and become exercisable for all those option shares and may be exercised for any or all of those shares as fully vested shares. You shall have until the expiration of the Term in which to exercise those options.

(d)          Medical/Dental Benefits. Your health benefits, including dental benefits, as administered under the Employment Agreement, shall continue until July 25, 2008 pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). NovaDel will reimburse you for your COBRA premiums between July 25, 2007 and July 25, 2008. In the event you elect to continue health plan coverage pursuant to COBRA after July 25, 2008, NovaDel Pharma will reimburse you for your COBRA premiums for the remaining 6 months of coverage or until you obtain other employment and are eligible for other group health plan coverage, whichever comes first. COBRA will no longer be available to you after 18 months from the date of termination. Thereafter, you will be responsible for the payment of any health plan coverage.

(e)          Other Benefits. You shall receive life insurance coverage through July 25, 2008 in amounts and benefits comparable to those provided to you during your employment with NovaDel Pharma. In addition, you shall receive long term disability coverage at 60% of the fees provided hereunder and an additional 20% of the fees provided hereunder as supplemental disability coverage, through July 25, 2008 and NovaDel Pharma will reimburse you for your premiums. You will not, however, be eligible to participate in NovaDel Pharma’s 401(k) program.

(f)           Release of Obligations. You acknowledge and agree that all compensation paid under Section 1(c) covers and releases any and all severance obligations due and owing to you under the Employment Agreement.

2.            Release. In consideration of NovaDel Pharma’s commitment to the various arrangements described herein, including but not limited to the compensation provisions provided in Sections 1(c), you hereby release and discharge NovaDel Pharma, its parent, divisions, subsidiaries and affiliates and their current and former directors, officers, shareholders, agents and employees, and each of their predecessors, successors, and assigns (hereinafter “the Company”), from any and all claims and causes of action (except for the benefits specifically set forth in this Agreement) arising out of or related to any act or omission prior to the date of this Agreement, including claims related to your employment or the termination of your employment. This release includes, but is not limited to, any claims for salary, bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act (except for vested benefits which are not affected by this Agreement); claims under Title VII of the 1964 Civil Rights Act, as amended, Americans With Disabilities Act, Family and Medical Leave Act, Age Discrimination in Employment Act (“ADEA”), New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, the New Jersey Family Medical Leave Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment laws, the New Jersey Constitution, and or any other federal, state, or local laws, and claims for breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy or wrongful or constructive discharge, and for attorneys’ fees, that you or you heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement. You represent and warrant that you have not filed any complaints, charges, lawsuits or legal actions with any court or government agency against the Company. You agree that if any court or agency assumes jurisdiction of any such complaint, charge, lawsuit, or other legal action filed by you or on your behalf relating to any claims being released by you in this Agreement, you will request such court or agency to withdraw from the matter and you hereby agree to waive any right to relief and to return any relief afforded. You are not waiving any claims that may arise after you execute the Agreement. This release excludes any waiver of claims that cannot be waived as a matter of law.

3.            Cooperation with Agencies. Nothing in this Agreement is intended to prohibit or restrict you from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. You further agrees that you will not seek or accept personal equitable or monetary relief in any civil action, suit or legal proceeding that involves any matter occurring at any time prior to the Effective Date of this Agreement.

4.	Confidentiality.

(a)          You covenant and agree that Section 6 of your Employment Agreement survives termination of the Employment Agreement and the Term hereof. You covenant and agree that during and after the Term, you will keep confidential and not disclose or make accessible to any other person or use for any purpose, for yourself or others, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” includes, but is not limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. You expressly acknowledge the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.

(b)          You further covenant and agree that, in accordance with Section 6 of your Employment Agreement, all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by you, either alone or in conjunction with others, during your term of the Employment Agreement and during the Term hereof shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).

(c)          You further covenant and agree that all rights to, interests in or opportunities regarding patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields of potential interest to the Company or one of its affiliates (the “Third-Party Inventions”) identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including you), agents or consultants shall be and remain the sole and exclusive property of the Company or such affiliate. You shall have no rights whatsoever to such Third-Party Inventions and will not pursue for yourself or others any transaction relation to the Third-Party Inventions.

(d)          You further covenant and agree that unless required by law, you will not disclose the terms of this Agreement to anyone other than your immediate family, tax advisor and legal counsel without the written consent of NovaDel Pharma and that you will immediately instruct your immediate family, tax advisor and legal counsel not to disclose such information to anyone.

5.	Non-Competition, Non-Solicitation, and Non-Disparagement.

(a)          You covenant and agree that Section 7 of your Employment Agreement survives termination of the Employment Agreement and the Term hereof to the following extent. You covenant and agree that during the Term and for a period of twelve (12) months thereafter, you will not, on behalf of yourself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), directly or indirectly enter into or engage in any business which is engaged in any business directly competitive with the business of the Company, either as an individual for your own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which you agree is deemed to be worldwide. For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development of novel application drug delivery systems for presently marketed prescription and over-the-counter drugs and providing consulting services in connection therewith, and in the future in any other business in which it actually devotes substantive resources to study, develop or pursue. Notwithstanding the foregoing, nothing contained herein shall be deemed to prohibit you from acquiring or holding, directly or indirectly (including through membership in a partnership, corporation, limited liability company or other entity in which you recuse yourself from involvement therein), solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than 4.9% of any class or series of outstanding securities of such corporation.

(b)          You further covenant and agree that during the Term and for twelve (12) months thereafter, you will not, directly or indirectly, without the prior written consent of the Company: (i) solicit or induce any employee of the Company or any of its affiliates to leave the employee of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or (ii) solicit or accept employment or be retained by any Person who, at any time during your employment with the Company, was an agent, client or customer of the Company or any of its affiliates where your position will be related to the business of the Company of any such affiliate; or (iii) solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

(c)          You further covenant and agree that you will not directly or indirectly disparage, whether or not true, the name or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

6.	Additional Covenants.

(a)          Cooperation. You covenant and agree to cooperate with and make yourself readily available to NovaDel Pharma or its Counsel, as NovaDel Pharma may reasonably request, to assist it in any matter, including but not limited to, providing information, giving truthful testimony in any litigation or potential litigation over which you may have knowledge, information or expertise, and signing routine documents for administrative purposes. All reasonable and documented out-of-pocket expenses incurred by you in connection therewith shall be reimbursed by the Company.

(b)          Return of Company Property. Except with respect to the computer provided to you by the Company (Dell Latitude XI ID Number 8RCWG91), you covenant and agree that to the best of your knowledge, you have previously returned any and all property of the Company, including but not limited to all records, files, notes, memoranda, reports, work product and similar items and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks cassettes and other physical representations of and information relating to the Company, whether or not constituting confidential information, and you will promptly return to the Company any of the same that you discover after the date hereof.

7.            Public Filings. Any public filings made by the Company that refer to your termination will characterize it as resignation by you. You will be entitled to reasonable consultation and review with regard to the Company’s initial press release disclosing your termination. The Company shall have the right to make any and all subsequent filings required by law.

8.	Indemnification.

(a)         The Company agrees to indemnify and hold you harmless to the extent fully permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the “Damages”), to which you may become subject in connection with or otherwise relating to or arising from Services provided hereunder, and will reimburse you for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as incurred in connection with investigating, preparing, pursuing or defending any reasonably believed to be threatened or pending claim, action, proceeding or investigation (collectively, the “Proceedings”) arising therefrom, so long as you are a formal party to such Proceeding, and in enforcing this Agreement; provided, that the Company will not be liable to you to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from your bad faith, gross negligence or willful misconduct. The Company also agrees that you will not have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with the performance of Services by you hereunder except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from your bad faith, gross negligence or willful misconduct.

(b)        You agrees to indemnify and hold harmless the Company and its affiliates and their respective present and former directors, officers, employees, agents and controlling persons (each such person, including the Company, a “Company Indemnified Party”) to the extent fully permitted by law from and against any Damages, to which such Company Indemnified Party may become subject in connection with or otherwise relating to or arising from the bad faith, gross negligence or willful misconduct by you in performance of Services hereunder, and will reimburse each Company Indemnified Party for all Expenses as incurred in connection with any Proceedings arising therefrom, so long as the Company Indemnified Party is a formal party to such Proceeding, and in enforcing this agreement.

9.            Unemployment Benefits. The Company will not oppose your application for unemployment benefits upon expiration or termination of this Agreement.

10.          No Admission of Liability. By entering into this Agreement, the Company does not admit and specifically denies, any liability or wrongdoing, and it is expressly understood and agreed that this Agreement is being entered into solely for the purposes of avoiding and amicably resolving all disputes and potential claims between you and the Company.

11.          Reemployment or Reinstatement. You acknowledge that any employment relationship between you and the Company terminated on July 25, 2007. With the exception of the Services to be provided under this Agreement, you agree that the Company has no obligation, contractual or otherwise, to rehire, reemploy or recall you in the future.

12.          Entire Agreement and Severability. You and NovaDel Pharma agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto. You and NovaDel Pharma acknowledge that this constitutes the entire agreement on the matters addressed herein and except as set forth herein, supersedes all prior agreements or understandings between the parties with respect thereto. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

13.          Remedies. You acknowledge that the Company’s damages at law would be an inadequate remedy for your breach of any provision of Paragraphs 2, 4 and 5, and agree in the event of such breach that the Company may obtain temporary and permanent injunctive relief restraining you from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Paragraphs 2, 4 and 5.

14.          Breach of Agreement. In the event that you breach an obligation under this Agreement, the Company retains the right to seek all available remedies and specifically retains the right to retain any outstanding payments due to you under this Agreement and to seek repayment off any payments already made. Notwithstanding any such relief, all of the other terms of this Agreement, including, without limitation, your release of claims, shall remain in full force and effect. The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief.

15.          Arbitration. Any claim or controversy arising out of or related to this Agreement or the interpretation thereof will be settled by arbitration conducted in New Jersey in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. You and the Company agree that the prevailing party in such a matter shall be entitled to reimbursement of all reasonable and documented attorney fees and out-of-pocket expenses incurred in such matter by the other party.

16.          Choice of Law and Jurisdiction. The governing law of this Agreement shall be the substantive and procedural law of the State of New Jersey, without regard to conflict of law principles. You hereby submit to the jurisdiction of all state courts of the State of New Jersey and all federal courts located in the State of New Jersey for the purposes of the enforcement of this Agreement.

17.          Acknowledgment. You acknowledge that you have carefully read this Agreement and understand all of its terms including the full and final release of claims set forth above. You further acknowledge that you had adequate time to consider the terms of this Agreement and knowingly and voluntarily entered into it; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled; and that you have been advised in writing to consult with an attorney prior to executing the Agreement. You also acknowledge that you have been afforded at least twenty-one (21) calendar days from the receipt of this Agreement to consider the release provision contained herein and that you have seven days after signing this Agreement to revoke it in writing. Revocation must be made by sending a written notice of revocation to Michael Spicer, Chief Financial Officer, c/o NovaDel Pharma Inc. 25 Minneakoning Road, Flemington, New Jersey 08822. Accordingly, no payments required under this Agreement shall be made until the expiration of seven (7) calendar days following your execution of this Agreement.

Please indicate your acceptance of the terms of this Agreement by signing your name in the space provided below.

NOVADEL PHARMA INC.

By:	/s/ Steven B. Ratoff
Name:	Steven B. Ratoff
Title:	Chairman, Interim President and Chief Financial Officer

ACCEPTED AND AGREED

/s/ Jan H. Egberts
Jan H. Egberts, M.D.
Dated: September 13, 2007

EXHIBIT A

SERVICES

1.

As requested, provide transition assistance to the transition/new NovaDel Pharma chief executive officer which may include review of product candidate development plans, strategic relationships, regulatory strategies, financial forecasting and other relevant planning matters.

2.	As requested, provide operational assistance in the areas of financial planning, product candidate development, business strategy, regulatory strategy and strategic relationship strategy.

3.	As requested, provide additional operational and strategic assistance.

4.	At all times Dr. Egberts shall report to the transition/new NovaDel Pharma chief executive officer.